Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS REPORTS
2008 FIRST QUARTER FINANCIAL RESULTS
•	First quarter 2008 net loss of $7.1 million, or $0.39 per share, vs. $6.9 million, or $0.38 per share, in 2007 first quarter
•	New Drug Application (NDA) submission for SILENOR™ (doxepin HCl) accepted for review by the U.S. Food and Drug Administration (FDA) as of March 31, 2008
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
http://investors.somaxon.com/events.cfm
SAN DIEGO, CA – May 6, 2008 – Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today announced financial results for the first quarter ended March 31, 2008.
Highlights
Somaxon achieved two important regulatory milestones during the first quarter of 2008. On January 31, 2008, the company submitted its NDA for SILENORTM to the FDA, and the FDA accepted the NDA for review as of March 31, 2008. Under Prescription Drug User Fee Act (PDUFA) guidelines, Somaxon expects that the FDA will complete its review and provide an action letter to the company relating to the NDA by December 1, 2008.
During the remainder of 2008, Somaxon has two major initiatives underway. One is to focus on the regulatory approval process for the NDA for SILENORTM. The other is planning for the commercialization of SILENORTM, if it is approved by the FDA.
Financial Results
For the first quarter of 2008, net loss applicable to common stockholders was $7.1 million, or $0.39 per share, compared to $6.9 million, or $0.38 per share, for the first quarter of 2007.
As a development stage pharmaceutical company, Somaxon had no revenues during the first quarter of 2008.
Research and development expenses for the first quarter of 2008 were $3.2 million, compared to $3.8 million for the first quarter of 2007. The decrease resulted primarily from the company completing the non-clinical studies and other activities necessary to submit its NDA for SILENOR™ in the first quarter of 2008, while non-clinical studies and NDA preparation activities were ongoing during the first quarter of 2007. Share-based compensation expense, a non-cash expense, allocable to research and development personnel in accordance with Statement of Financial Accounting Standards, or

SFAS, No. 123(R) increased in the first quarter of 2008 compared with the first quarter of 2007 primarily due to equity-based awards granted subsequent to the first quarter of 2007.
Marketing, general and administrative expenses were $4.2 million for the first quarter of 2008, compared to $3.7 million for the first quarter of 2007. The increase was primarily caused by higher marketing, personnel and general costs as a result of increased activities to prepare for the potential commercialization of SILENOR™. In addition, share-based compensation expense allocable to marketing, general and administrative personnel in accordance with SFAS No. 123(R) was higher in the first quarter of 2008 than in the first quarter of 2007 primarily due to equity-based awards granted subsequent to the first quarter of 2007.
The company recognized $1.9 million of share-based compensation expense in accordance with SFAS No. 123(R) for the first quarter of 2008, compared to $1.6 million for the first quarter of 2007.
At March 31, 2008, the company had cash, cash equivalents and marketable securities totaling $29.7 million and no long-term debt. At December 31, 2007, the company had cash, cash equivalents and marketable securities totaling $37.1 million and no long-term debt.
“We made significant progress in the first quarter of 2008,” said David F. Hale, Somaxon’s Executive Chairman and Interim CEO. “On January 31, 2008, we submitted our NDA for SILENOR™ to the FDA, and the FDA accepted the NDA for review as of March 31, 2008. Under PDUFA guidelines, we expect that the FDA will complete its review and provide an action letter with respect to the NDA by December 1, 2008.”
“For the remainder of 2008, we will focus on the regulatory approval process for the NDA and planning for the commercialization of SILENOR™,” continued Mr. Hale. “We are in active discussions with a number of companies regarding the commercialization of SILENOR™, assuming it is approved by the FDA. We are also conducting market preparation activities to prepare for the potential launch of SILENOR™, and we intend to prepare to co-promote or market SILENOR™ to specialists and high-prescribing physicians.”
SILENOR™ Development and Regulatory Update
The FDA’s acceptance of the company’s NDA filing means that it has made a threshold determination that the NDA is sufficiently complete to permit a substantive review. Somaxon submitted the NDA for SILENOR™ under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which allows the company to rely on published literature reports or the FDA’s findings of safety and efficacy for other formulations of doxepin hydrochloride that have previously been approved by the FDA.
The NDA includes the data from Somaxon’s completed clinical development program for SILENOR™, which included six randomized, double-blind, placebo-controlled, multi-center clinical trials designed to assess the efficacy and safety of SILENOR™ for the treatment of insomnia. All of the clinical trials demonstrated statistically significant differences relative to placebo on their primary endpoints and multiple secondary endpoints. Four of these were Phase 3 clinical trials. The following summarizes the results from these Phase 3 clinical trials:
•	In a 229-subject clinical trial to evaluate SILENOR™ in the treatment of adults with chronic insomnia in a sleep laboratory setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of Wake After Sleep Onset (WASO), as well as a range of secondary endpoints including Latency to Persistent Sleep (LPS) and Total Sleep Time (TST).

•	In a 565-subject clinical trial to evaluate SILENOR™ in the treatment of healthy adults experiencing transient insomnia in a sleep laboratory setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, TST and Latency to Sleep Onset (LSO).

•	In a 255-subject clinical trial to evaluate SILENOR™ in the treatment of elderly patients with primary sleep maintenance insomnia in an outpatient setting, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of subjective Total Sleep Time (sTST), as well as a range of secondary endpoints including subjective Wake After Sleep Onset and Sleep Quality.

•	In a 240-subject clinical trial to evaluate the long-term use of SILENOR™ in elderly patients in both the sleep laboratory and outpatient settings, SILENOR™ demonstrated a statistically significant improvement compared with placebo for the primary endpoint of WASO, as well as a range of secondary endpoints including TST, Sleep Efficiency, sTST, and LSO.

•	The clinical trial results also demonstrated a favorable safety and tolerability profile for SILENOR™, with the overall incidence of adverse events comparable to placebo, a low discontinuation rate and no evidence of dependency, withdrawal, tolerance, amnesia or complex sleep behaviors. The most frequently reported adverse events across all of the Phase 3 clinical trials were somnolence, upper respiratory tract infection, sinusitis, nausea and hypertension; of these, somnolence was the only adverse event that was dose-related.
The NDA submission also includes data from Somaxon’s non-clinical development program, including the genotoxicity, reproductive toxicology and 26-week transgenic mouse carcinogenicity studies of SILENOR™, which were undertaken based on a request from the FDA in May 2006. At that time, the FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the initial NDA submission. The FDA also indicated that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the requested carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.
In September 2006, Somaxon completed the genotoxicity studies, and no signal indicative of genotoxicity was found in any of the assays. The company submitted the results to the FDA, and the FDA agreed with the company’s assessment that SILENOR™ does not appear to have genotoxic potential. In February 2007, the FDA indicated that, unless other non-clinical data raise a concern, a complete assessment of the carcinogenic potential of SILENOR™ may not be needed prior to NDA approval. The FDA also indicated that it may accept the results of a shorter-term carcinogenicity study for approval of the NDA and allow the standard two-year carcinogenicity study to be completed as a post-NDA approval commitment.
In May 2007, Somaxon received correspondence from the FDA which stated that the results of its 26-week transgenic mouse carcinogenicity study of SILENOR™ should be included as part of the initial NDA submission for SILENOR™. As noted above, the company’s initial NDA submission for SILENOR™ included the data from that study, and the company continues to plan to submit the results of the standard two-year carcinogenicity study as a post-approval commitment. Somaxon initiated that study, which is a two-year carcinogenicity study in rats, in August 2007 and expects data from the study in the first quarter of 2010.
Conference Call Information and Forward-Looking Statements
On Tuesday, May 6, 2008, the company will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review the results of operations for the first quarter ended March 31,

2008. The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/events.cfm. The call will also be archived and accessible at both sites for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (800) 240-4186 (domestic) or (303) 262-2143 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11113678.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and non-clinical, clinical and regulatory developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. The FDA recently notified Somaxon that it accepted the NDA for SILENOR™ for review as of March 31, 2008. Pursuant to PDUFA guidelines, Somaxon expects that the FDA will complete its review and provide an action letter to the company with respect to the NDA by December 1, 2008.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the potential approval of the NDA for SILENOR™, the interpretation of the results of Somaxon’s non-clinical studies and the FDA’s agreement therewith, the FDA’s agreement that Somaxon may complete and submit the results of its two-year carcinogenicity study of SILENOR™ as a post-approval commitment and the commercialization of SILENOR™ either alone or together with third parties are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of SILENOR™; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of SILENOR™ is appropriate without standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the potential for SILENOR™ to receive regulatory approval for one or more indications and with a label that is consistent with Somaxon’s patent protection on a timely basis or at all; the timing and results of non-clinical studies for SILENOR™, and the FDA’s agreement with Somaxon’s interpretation of such results; the potential to enter into and the terms of any strategic transaction relating to SILENOR™; the scope, validity and duration of patent protection and other intellectual property rights for SILENOR™; Somaxon’s ability to have such patent protection provide exclusivity for SILENOR™; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; unexpected findings relating to SILENOR™ that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to raise sufficient capital; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
# # #
FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY OPERATING LOSS STATEMENTS

	Quarter ended March 31,
	2008	2007
	(In thousands, except per share amounts)
Operating expenses
License fees	$4	$154
Research and development	3,176	3,754
Marketing, general and administrative expense	4,244	3,664

Total operating expenses	7,424	7,572

Loss from operations	(7,424)	(7,572)
Interest and other income	358	698

Net loss	$(7,066)	$(6,874)

Basic and diluted net loss per share	$(0.39)	$(0.38)
Shares used to calculate net loss per share	18,253	18,079

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$29,731	$37,100
Other current assets	2,543	826

Total current assets	32,274	37,926
Long-term restricted cash	600	600
Property and equipment, net	161	191

Total assets	$33,035	$38,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,568	$1,174
Accrued liabilities	1,415	2,367

Total current liabilities	2,983	3,541

Total stockholders’ equity	30,052	35,176

Total liabilities and stockholders’ equity	$33,035	$38,717